EXHIBIT 99.1

    AtheroGenics Reports First Quarter 2004 Financial Results

ATLANTA, GA - April 22, 2004 - AtheroGenics, Inc. (NASDAQ: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the quarter ended March 31, 2004, reflecting steady progress in the Company's research and development activities.

Research and development expenses for the first quarter increased to $14.0 million, compared to $10.3 million for the prior year period. The increase in research and development spending was due primarily to costs associated with ongoing patient recruitment and new clinical development staff hires for the Company's ARISE Phase III clinical trial evaluating AGI-1067 in atherosclerosis. Also contributing to the increase in expenses were costs associated with the ongoing OSCAR Phase II clinical trial evaluating AGIX-4207 in rheumatoid arthritis and preclinical studies involving the Company's asthma program.

General and administrative expenses totaled $1.7 million for the first quarter of 2004, compared to $1.3 million for the prior year period. The majority of the increase in general and administrative expenditures resulted from higher insurance premiums and business development expenses related to partnership activities.

AtheroGenics recorded interest expense of $1.3 million during the quarter, compared to interest expense of $18,631 in the first quarter of 2003. The higher interest in 2004 relates to convertible notes issued by the Company in August 2003.

AtheroGenics' net loss for the first quarter of 2004 was $16.6 million, or $(0.45) per share, compared to $11.5 million, or $(0.35) per share, for the same period in 2003.

AtheroGenics ended the first quarter of 2004 with $115.5 million in cash, cash equivalents and short-term investments.

"Since the beginning of the year, we've made significant progress with our maturing clinical programs for AGI-1067 in cardiovascular disease and AGIX-4207 in rheumatoid arthritis," said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. "We look forward to reporting important Phase II clinical trial results from both of these programs later in the year."



Conference Call Information
There will be a conference call today at 9:00 a.m. EDT to discuss AtheroGenics' first quarter 2004 financial results and provide a Company update. To participate in the call, dial 800-915-4836.
A replay of this call will be available from approximately 11:00 a.m. EDT today until 11:59 p.m. EDT on April 30, 2004, by dialing (domestic) 800-428-6051 or (international) 973-709-2089. Please reference pass code 288889.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has four drug development programs in the clinic. AtheroGenics' lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGIX-4207, the Company's second clinical compound derived from its proprietary v-protectantT technology platform, is a novel, oral agent being tested in a Phase II clinical program called OSCAR, for the treatment of rheumatoid arthritis. AGIX-4207 I.V. is an intravenous rheumatoid arthritis treatment that has completed a Phase I clinical study. AGI-1096 is a novel, oral agent that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa.
For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about the Company's future results of operations or the Company's financial condition, research, development and commercialization of the Company's product candidates, anticipated trends in the Company's business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2003.

AtheroGenics, Inc.
Mark Colonnese
Chief Financial Officer
678-336-2511
investor@atherogenics.com

Investor Relations
Lilian Stern
Stern Investor Relations
212-362-1200
lilian@sternir.com

Media Relations
Katie Brazel
Fleishman Hillard
404-739-0150
brazelk@fleishman.com















                     AtheroGenics, Inc.
                  Statements of Operations
                        (Unaudited)

                                      Three months ended
                                          March 31,
                                      ------------------
                                       2004         2003
                                       ----         ----

Revenues		         $         -   $         -

Operating expenses:
   Research and development       13,999,531    10,338,278
   General and adminstrative       1,681,316     1,334,085
                                 -----------    ----------
      Total operating expenses    15,680,847    11,672,363
                                 -----------    ----------

Operating loss                   (15,680,847)  (11,672,363)

Interest income                      370,988       196,293
Interest expense                  (1,292,841)      (18,631)
                                 -----------    ----------
Net loss                        $(16,602,700) $(11,494,701)
                                 ===========    ==========
Net loss per share - basic and
diliuted                              $(0.45)       $(0.35)
                                 ===========    ==========
Weighted averages shares
outstanding - basic and diluted   36,866,673    33,293,017
                                 ===========    ==========



                     Balance Sheet Data
                        (Unaudited)

                                    March 31,   December 31,
                                       2004         2003
                                    --------    -----------

Cash, cash equivalents and short-
term investments                 $ 115,522,465  $131,583,928

Working capital                    110,078,509   124,848,687

Total assets                       123,270,205   138,836,746

Long-term obligations,
current portion                    100,052,751   100,083,622

Accumulated deficit               (159,134,015) (142,531,315)

Total shareholders' equity          15,316,243    30,377,006